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THE SECURITY EVIDENCED OR CONSTITUTED HEREBY HAS BEEN ACQUIRED FOR INVESTMENT
AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THIS SECURITY MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS THE REGISTRATION PROVISIONS OF SAID ACT (OR AN EXEMPTION THEREFROM) HAVE BEEN COMPLIED WITH.

No. 1                                                         New York, New York
$5,000,000                                                      January 15, 1999

                                      TERM NOTE

          FOR VALUE RECEIVED, the undersigned, FLASHNET COMMUNICATIONS, INC., a Texas corporation (the "BORROWER"), promises to pay to the order of GOLDMAN SACHS CREDIT PARTNERS L.P., or its registered assigns (the "HOLDER"), the principal sum of the aggregate of (i) FIVE MILLION Dollars ($5,000,000) and (ii) the aggregate amount by which the principal amount of this Term Note is increased by Capitalized Interest pursuant to Section 2.2(c) of the Term Loan Agreement referred to below, and to pay interest from the date hereof on the unpaid principal amount hereof (including any Capitalized Interest) from time to time outstanding, at the rates PER ANNUM and on the dates specified in that certain Term Loan Agreement, dated as of January 15, 1999, among the Borrower, FLASHNET MARKETING, INC., a Texas corporation, and FLASHNET TELECOM, INC., a Texas corporation, as guarantors (each a "GUARANTOR" and, collectively, the "GUARANTORS"), the Lenders named therein, and GOLDMAN SACHS CREDIT PARTNERS L.P., as Administrative Agent (as amended, supplemented, restated and/or otherwise modified from time to time, the "TERM LOAN AGREEMENT"). Terms used herein and not otherwise defined have the meanings assigned to them in the Term Loan Agreement. In the event the principal amount of this Term Note is increased in accordance with Section 2.2(c) of the Term Loan Agreement, the Holder may exchange this Term Note for a Term Note definitively stating the aggregate principal amount hereof pursuant to Section 6.5 of the Term Loan Agreement.

          The unpaid principal balance (including any Capitalized Interest) of this Term Note, together with all accrued and unpaid interest thereon, and the Applicable Repayment Fee shall become due and payable on the Maturity Date.

          The Borrower promises to pay interest on demand, to the extent permitted by law, on any overdue principal and interest from their due dates at the rate PER ANNUM as specified in Section 2.2 of the Term Loan Agreement.

          All payments of the principal of, Applicable Repayment Fees, and interest on this Term Note shall be made in money of the United States of America that at the time of payment is legal tender for the payment of public and private debts, by transfer of immediately available funds into a bank account designated by the Holder in writing to the Borrower. The principal amount of this Term Note is subject to increase in accordance with Section 2.2(c) of the Term Loan Agreement.

          The Borrower agrees to pay, upon demand, all reasonable out-of-pocket expenses (including, without limitation, the reasonable fees and disbursements of legal counsel to the Holder) associated with the waiver, enforcement or modification of the Term Loan Agreement or this Term Note.

          This Term Note is entitled to the benefits of a joint and several unconditional and irrevocable guarantee (the "NOTE GUARANTEE") of, INTER ALIA, the due and punctual payment of the


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principal of, the Applicable Repayment Fee, premium (if any) and interest on this Term Note as set forth the Term Loan Agreement. Each of the Guarantors has acknowledged its liability under the Note Guarantee by signing this Term Note.

          The Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. The nonexercise by the Holder of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

          This Term Note is one of the Term Notes referred to in the Term Loan Agreement, which Agreement, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment in full of the principal hereof prior to maturity and for the amendment or waiver of certain provisions of the Term Loan Agreement, all upon the terms and conditions therein specified. In the event of any conflict between the provisions of this Term Note and the Term Loan Agreement, the provisions of the Term Loan Agreement shall govern.

          THIS TERM NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

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          IN WITNESS WHEREOF, the Borrower has caused this Term Note to be signed in its corporate name by its duly authorized officer and to be dated as of the day and year first above written.

                                        FLASHNET COMMUNICATIONS, INC.,
                                        as Borrower

                                        By:  /s/ A. L. Thurburn
                                             ---------------------------------
                                             Name:  A. L. Thurburn
                                             Title: CEO & COB

ACKNOWLEDGMENT OF NOTE GUARANTEE:

FLASHNET MARKETING, INC.,

as Guarantor

By:  /s/ A. L. Thurburn
     ---------------------------------
     Name:  A. L. Thurburn
     Title: V.P. & Secretary

FLASHNET TELECOM, INC.,

as Guarantor

By:  /s/ A. L. Thurburn
     --------------------------------
     Name:  A. L. Thurburn
     Title: COB

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